Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of March 29, 2013, is made by and between Abraxas Petroleum Corporation, a Nevada corporation  (“Abraxas” or the “Company”), and the entities listed on Schedule A hereto (collectively, the “Clinton Group”) (each of the Company and the Clinton Group, a “Party” to this Agreement, and collectively, the “Parties”).

WHEREAS, the Clinton Group submitted a nomination letter to the Company on March 4, 2013 (the “Nomination Letter”) nominating three individuals as director candidates for election to the Company’s Board of Directors (the “Board”) at the 2013 annual meeting of stockholders of the Company (the “2013 Annual Meeting”); and

WHEREAS, the Clinton Group beneficially owns shares of common stock, par value $0.01 per share, of Abraxas (the “Common Stock”) totaling, in the aggregate, 3,670,851 shares, or approximately 3.96% of the Common Stock issued and outstanding, as of the date hereof; and

WHEREAS, Abraxas and the Clinton Group have agreed that it is in their mutual interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the Parties mutually agree as follows:

1.           Representations and Warranties of the Clinton Group.  The Clinton Group represents and warrants to Abraxas that (a) this Agreement has been duly authorized, executed and delivered by the Clinton Group, and is a valid and binding obligation of the Clinton Group, enforceable against the Clinton Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) the execution of this Agreement, the consummation of each of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Clinton Group, or (ii) the organizational documents of any member of the Clinton Group as currently in effect; and (c) as of the date of this Agreement, the Clinton Group may be deemed to beneficially own in the aggregate 3,670,851 shares of Common Stock.

2.           Representations and Warranties of Abraxas.  Abraxas hereby represents and warrants to the Clinton Group that (a) this Agreement has been duly authorized, executed and delivered by Abraxas, and is a valid and binding obligation of Abraxas, enforceable against Abraxas in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) the execution of this Agreement, the consummation of each of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not (i) conflict with, result in a breach or violation of, constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, result in the loss of a material benefit or give any right of termination, amendment, acceleration or cancellation under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of Abraxas or any of its subsidiaries pursuant to any law, any order of any court or other agency of government, Abraxas’ Articles of  Incorporation, as amended (the “Articles”), Abraxas’ Amended and Restated Bylaws (the “Bylaws”), or the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which Abraxas is a party or bound or to which its property or assets is subject or (ii) trigger any “change of control” provisions in any agreement to which Abraxas is a party; and (c) no consent, approval, authorization, license or clearance of, or filing or registration with, or notification to, any court, legislative, executive or regulatory authority or agency is required in order to permit Abraxas to perform its obligations under this Agreement, except for such as have been obtained and copies of which have been provided to the Clinton Group prior to the date hereof.

3.           Directorships.

(a)           Abraxas agrees to (i) adopt promptly after the date hereof a resolution increasing the size of the Board from nine to ten members, effective immediately prior to the 2013 Annual Meeting, (ii) nominate an individual to be mutually agreed upon by the Company and the Clinton Group (the “Nominee”) or any 2013 Replacement Nominee (as defined below) appointed pursuant to Section 3(f) below, as applicable, for election to Abraxas’ Board at the 2013 Annual Meeting, (iii) recommend, and reflect such recommendation in Abraxas’ definitive proxy statement in connection with the 2013 Annual Meeting, that the stockholders of Abraxas vote to elect the Nominee as a Class III director of Abraxas at the 2013 Annual Meeting for a term of office expiring at the 2016 annual meeting of the stockholders of Abraxas, and (iv) use its reasonable commercial efforts to solicit and obtain proxies in favor of and otherwise support the election of the Nominee at the 2013 Annual Meeting, in the same manner as for the other candidates nominated for election at the 2013 Annual Meeting.

(b)           Abraxas agrees that as soon as practicable after the date of the 2013 Annual Meeting, but in any event no later than five (5) business days thereafter, the Board shall either (i) pursuant to Article III, Section 1(c) of the Bylaws, appoint Katherine T. Richard (the “Replacement Director”) to fill an existing Class I vacancy on the Board for a term of office expiring at the 2014 annual meeting of the stockholders of Abraxas (the “2014 Annual Meeting”), or (ii) if no Class I vacancy exists on the Board at such time, (x) adopt a resolution increasing the size of the Board by one member (which member shall be a Class I member of the Board) and (y) pursuant to Article III, Section 1(c) of the Bylaws, appoint the Replacement Director to fill the vacancy created by such increase in the size of the Board.  Abraxas further agrees that it will (x) subject to Section 3(g), nominate the Replacement Director or any Substitute Replacement Director (as defined below) appointed pursuant to Section 3(g) below, as applicable, for election to the Board at the 2014 Annual Meeting, (y) recommend, and reflect such recommendation in Abraxas’ definitive proxy statement in connection with the 2014 Annual Meeting, that the stockholders of Abraxas vote to elect the Replacement Director as a Class I director of Abraxas at the 2014 Annual Meeting for a term of office expiring at the 2017 annual meeting of the stockholders of Abraxas, and (z) use its reasonable commercial efforts to solicit and obtain proxies in favor of and otherwise support the election of the Replacement Director at the 2014 Annual Meeting, in the same manner as for the other candidates nominated for election at the 2014 Annual Meeting.

(c)           Each of the Nominee and the Replacement Director (i) has been approved by the Nominating and Corporate Governance Committee of the Board prior to the date hereof and (ii) is “independent” pursuant to NASDAQ listing standards and is not an Affiliate or Associate of the Clinton Group.

(d)           Abraxas agrees that the Board and all applicable committees of the Board will nominate no more than four members for election to Abraxas’ Board at the 2013 Annual Meeting, inclusive of the Nominee.

(e)           The Board of Directors of Abraxas has established May 14, 2013 as the date of the 2013 Annual Meeting; provided, however, that if the Company and the Clinton Group have not mutually agreed upon an individual to serve as the Nominee by 5:00 p.m. (Eastern time) on April 4, 2013, then (i) the Clinton Group shall have the right, in its sole discretion, to terminate this Agreement, effective immediately, and (ii) the Company shall reset the date of the 2013 Annual Meeting to May 22, 2013. Abraxas agrees that it shall use its reasonable commercial efforts to hold the 2013 Annual Meeting no later than May 31, 2013.

(f)           Subject to Section 3(h), Abraxas and the Clinton Group agree that if the Nominee (i) refuses to serve or stand for election at the 2013 Annual Meeting, or (ii) resigns or is removed as a director or is otherwise unable to serve as a director (including but not limited to as a result of death or disability), in each case Abraxas shall have the ability to designate a substitute person to replace such Nominee, subject to the approval of the Clinton Group acting in good faith, which approval shall not be unreasonably withheld (any such replacement Nominee appointed in accordance with the provisions of this clause (f) shall be referred to as the “2013 Replacement Nominee”).  The 2013 Replacement Nominee shall qualify as “independent” pursuant to NASDAQ listing standards and shall not be an Affiliate or Associate of the Clinton Group.  The Board shall appoint the 2013 Replacement Nominee to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee’s approval of the 2013 Replacement Nominee.  The 2013 Replacement Nominee shall be deemed the Nominee for all purposes of this Agreement.

(g)           Subject to Section 3(h), Abraxas and the Clinton Group agree that (i) if the Replacement Director either (x) refuses to serve or stand for election at the 2014 Annual Meeting, or (y) resigns or is removed as a director or is otherwise unable to serve as a director (including, but not limited to, as a result of death or disability), in each case the Clinton Group shall have the ability to designate a substitute person to replace the Replacement Director, subject to the approval of the Board acting in good faith consistent with its fiduciary duties, which approval shall not be unreasonably withheld, and (ii) the Clinton Group shall have the option to propose a substitute person to replace the Replacement Director as a candidate for election at the 2014 Annual Meeting and, subject to the approval of the Board acting in good faith consistent with its fiduciary duties, nominated and recommended by the Board or the Nominating and Corporate Governance Committee thereof pursuant to Section 3(b) above.  Any such Replacement Director appointed in accordance with the provisions of this clause (g) shall be referred to as the “Substitute Replacement Director.” The Substitute Replacement Director shall qualify as “independent” pursuant to NASDAQ listing standards and shall not be an Affiliate or Associate of the Clinton Group.  The Board shall appoint the Substitute Replacement Director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee’s approval of the Substitute Replacement Director.  The Substitute Replacement Director shall be deemed the Replacement Director for all purposes of this Agreement.

(h)           Notwithstanding anything to the contrary herein, if at any time (i) the Clinton Group’s aggregate beneficial ownership of Common Stock decreases to less than 2.0% of the Company’s shares of Common Stock outstanding as of the date thereof or (ii) the Clinton Group receives notice from Abraxas of a material breach by the Clinton Group of any obligation hereunder and such material breach has not been cured within 14 days after the Clinton Group’s receipt of such notice, then in each case the second sentence of clause (b), clause (f) and clause (g) of this Section 3 shall be void ab initio.

4.           Standstill Restrictions.

(a)           Except as otherwise permitted pursuant to the terms of this Agreement, during the period from the date of this Agreement until the earlier of (i) 14 days after Abraxas receives notice from the Clinton Group of a material breach by Abraxas of any obligation hereunder which has not been cured; and (ii) the business day immediately following the 2015 annual meeting of stockholders of Abraxas (the “2015 Annual Meeting”) (such period, the “Standstill Period”), the Clinton Group shall not, and shall cause their respective Affiliates and Associates (as defined below) under their control or direction not to, in any manner, directly or indirectly:

(i)           solicit (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) proxies or consents to vote any securities of Abraxas, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote any shares of Common Stock with respect to the election or removal of directors, or become a “participant” in any “contested solicitation” for the election or removal of directors with respect to Abraxas (as such terms are defined or used in the Exchange Act and the rules promulgated thereunder), other than solicitations or acting as a participant in support of all of Abraxas’ nominees;

(ii)           form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a group comprised solely of the Clinton Group and its Affiliates and Associates);

(iii)           deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the Clinton Group;

(iv)           otherwise act, alone or in concert with others, to make any public statement critical of Abraxas, its directors or management; provided, however, that nothing in this Agreement to the contrary shall prohibit the Clinton Group from (x) making public statements (including statements contemplated by Rule 14a-1(1)(2)(iv) under the Exchange Act), (y) engaging in discussions with other stockholders or (z) soliciting, or encouraging or participating in the solicitation of, proxies or consents with respect to voting securities of Abraxas, in each case with respect to any transaction that has been publicly announced by Abraxas involving (A) any recapitalization of Abraxas, all or any portion of which requires approval by the holders of Common Stock, (B) any merger, amalgamation, consolidation, share exchange (including any exchange offer or tender offer), recapitalization, or other business combination, in each case as a result of which the holders of Common Stock of Abraxas immediately prior to the consummation of such transaction would cease to own at least a majority of the issued and outstanding shares of common stock of the resulting company (or, if such resulting company is a subsidiary, then the ultimate parent company), (C) an acquisition, disposition or sale of assets or a business by Abraxas where the consideration to be received or paid in such transaction requires approval by the holders of Common Stock or (4) any other transaction as a result of which the holders of Common Stock of Abraxas immediately prior to the consummation of such transaction would cease to own at least a majority of the issued and outstanding shares of common stock of the resulting company (or, if such resulting company is a subsidiary, then the ultimate parent company) (any of the foregoing transactions, an “Extraordinary Transaction”);

(v)           control or seek to control the Board;

(vi)           seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to Abraxas;

(vii)           (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders or (B) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, disposition or other business combination involving Clinton and Abraxas; provided, however, that nothing herein will limit the ability of any member of the Clinton Group, or its respective Affiliates and Associates, except as otherwise provided in Section 5, to vote its shares of Common Stock on any matter submitted to a vote of the stockholders of Abraxas; or

(viii)           make any request to amend, waive or terminate any provision of this Agreement, other than through non-public communications with the officers and directors of Abraxas that do not trigger any disclosure obligation on the part of any member of the Clinton Group.

As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time while this Agreement remains in effect become Affiliates or Associates of any person or entity referred to in this Agreement. For the avoidance of doubt, each of the following individuals shall be considered an “Affiliate” and “Associate” of the Clinton Group: Peter Rawlins, George Hall, John L. Hall, Francis Ruchalski, Nader Behbehani, Jane Fleming, Dennis Hunter, Roger Hanson and Gregory Taxin.

5.           Actions by the Clinton Group.

(a)           At the 2013 Annual Meeting, the Clinton Group shall vote, and cause their respective officers, directors, employees and agents Affiliates and Associates to vote, all of the shares of Common Stock beneficially owned by him or them for each of Abraxas’ nominees for election to the Board (including any candidate nominated pursuant to Section 3).

(b)           Concurrently with the later of (i) the issuance of the press release described in Section 7(a) below or (ii) the issuance of a press release identifying the Nominee, the Clinton Group shall withdraw its Nomination Letter and, upon such withdrawal, agree that it shall not submit any nominations for election to the Board at the 2013 Annual Meeting, the 2014 Annual Meeting (except as provided in Sections 3(f) and 3(g)) or the 2015 Annual Meeting.

(c)           The Clinton Group agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement.

6.           Termination.  This Agreement shall terminate and the obligations of the Parties under this Agreement shall cease on the earliest to occur of (a) the written consent of all of the Parties; (b) thirty (30) days prior to the deadline for the nomination of directors for election or the submission of proposals to be considered at the 2016 annual meeting of stockholders of Abraxas pursuant to the bylaws of the Company as then in effect; or (c) the date upon which the Clinton Group notifies the Company of its decision to terminate this Agreement pursuant to Section 3(e) hereof.

7.           Public Announcement.

(a)           Abraxas and the Clinton Group shall promptly disclose the existence of this Agreement after its execution pursuant to a joint press release in substantially the form attached hereto as Exhibit A; provided, that such press release shall be issued no later than 5:00 p.m. (Eastern time) on April 4, 2013.  Subject to applicable law, none of the Parties shall disclose the existence of this Agreement until the joint press release is issued.

(b)           During the Standstill Period, each Party shall refrain from making, causing to be made, or allowing any of its Affiliates from making, any public statement or announcement that disparages, (i) Abraxas, its officers or its directors or any person who has served as an officer or director of Abraxas, (ii) any action or matter publicly disclosed by Abraxas prior to the date of this Agreement, (iii) the Clinton Group and the Clinton Group’s

advisors, their respective employees or any person who has served as an employee of the Clinton Group and the Clinton Group’s advisors or (iv) any of their respective affiliates, on or following the date hereof.  The foregoing shall not prevent (i) any public statement or announcement with respect to an Extraordinary Transaction proposed by Abraxas that requires a vote of the stockholders and that is publicly announced by Abraxas after the date of this Agreement or (ii) the making of any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

8.           Releases.

(a)           The Clinton Group hereby agrees for the benefit of Abraxas, and each controlling person, officer, director, stockholder, agent, Affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of Abraxas (Abraxas and each such person being a “Abraxas Released Person”) as follows:

(i)           The Clinton Group, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each Abraxas Released Person of, and hold each Abraxas Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever, whether known or unknown, suspected or unsuspected (collectively, “Claims”) that the Clinton Group may have against the Abraxas Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii)           The Clinton Group understands and agrees that the Claims released by the Clinton Group above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above.  The Clinton Group understands that they may hereafter discover facts different from or in addition to what they now believe to be true, which if known, could have materially affected this release of Claims, but they nevertheless waive any claims or rights based on different or additional facts.

(b)           The Clinton Group agrees that, during the term of the Agreement, (i) no member of the Clinton Group shall, without the consent of Abraxas, instigate, solicit, assist, intervene in, or otherwise voluntarily participate in any litigation or arbitration in which Abraxas or any of its officers or directors are named as parties; provided that the foregoing shall not prevent any member of the Clinton Group from responding to a validly issued legal process; and (ii) the Clinton Group agrees to give Abraxas at least five (5) business days’ notice of the receipt of any legal process requesting information regarding Abraxas or any of its officers or directors, to the extent that such notice is legally permissible; provided, however, that nothing in this Section 8(b) shall apply to or prohibit any member of the Clinton Group from participating as a class member in a class action lawsuit brought against Abraxas by any third party which is not related to or otherwise an Affiliate or Associate of the Clinton Group.

(c)           Abraxas hereby agrees for the benefit of the Clinton Group, and each controlling person, officer, director, stockholder, agent, Affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, thereof (the Clinton Group and each such person being a “Stockholder Released Person”) as follows:

(i)           Abraxas, for itself and for its Affiliates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Stockholder Released Person of, and holds each Stockholder Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected, that Abraxas may have against the Stockholder Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii)           Abraxas understands and agrees that the Claims released by Abraxas above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above.  Abraxas understands that it may hereafter discover facts different from or in addition to what it now believes to be true, which if known, could have materially affected this release of Claims, but it nevertheless waives any claims or rights based on different or additional facts.

(d)           The Parties intend that the foregoing release be broad with respect to the matter released; provided, however, this release of Claims shall not include claims to enforce the terms of this Agreement; and provided further that nothing in the foregoing release shall be deemed or construed, now or hereafter, as limiting in any manner any right of indemnification inuring to the benefit of any director or former director of Abraxas arising under the Articles, the Bylaws or otherwise.

(e)           This Section 8 shall be null and void upon the termination of this Agreement by the Clinton Group pursuant to Section 3(e) hereof.

9.           Remedies.

(a)           Each of the Parties acknowledges and agrees that a breach or threatened breach by any Party may give rise to irreparable injury inadequately compensable in damages, and accordingly each Party shall be entitled to seek injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved Party may be entitled to at law or in equity.

(b)           In the event a Party institutes any legal action to enforce such Party’s rights under, or recover damages for breach of this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all out-of-pocket costs and expenses, including but not limited to reasonable attorneys’ fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

10.           Expenses.  Each Party shall each be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, any matters related to the 2013 Annual Meeting.

11.           Notices.  Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a Party by notice to the other Parties in accordance with this Section 11) and delivered personally or sent by recognized overnight courier, postage prepaid, and will be deemed given (a) when so delivered personally, or (b) if sent by recognized overnight courier, one day after the date of sending.

If to Abraxas:

Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, Texas 78252
Attention: Robert L.G. Watson
Telephone: (210) 490-4788
Facsimile: (210) 918-6675

with a copy (which shall not constitute notice to Abraxas) to:

Jackson Walker L.L.P.
112 East Pecan Street
San Antonio, Texas 78205
Attention: Steven R. Jacobs
Telephone: (210) 978-7727
Facsimile: (210) 242-4640

If to the Clinton Group:

The Clinton Group, Inc.
601 Lexington Avenue
51st Floor
New York, New York 10022
Attention: Gregory P. Taxin and Joseph A. De Perio
Telephone: (212) 825-0400
Facsimile: (212) 825-0084

with a copy (which shall not constitute notice to the Clinton Group) to:

Schulte Roth & Zabel  LLC
919 Third Avenue
New York, New York 10022
Attention: Mark Weingarten and David E. Rosewater
Telephone: (212) 756-2000
Facsimile: (212) 593-5955

12.           Entire Agreement.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties in connection with the subject matter hereof.

13.           Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.  In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format date file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

14.           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

15.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction.

16.           Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.           Successors and Assigns.  This Agreement shall not be assignable by any of the Parties.  This Agreement, however, shall be binding on successors of the Parties.

18.           Amendments.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.

19.           Further Action.  Each Party agrees to execute such additional reasonable documents, and to do and perform such reasonable acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

Schedule A

The Clinton Group

Clinton Group, Inc.

Clinton Relational Opportunity LLC

Clinton Magnolia Master Fund, Ltd.

Clinton Spotlight Master Fund, L.P.

Clinton Relational Opportunity Master Fund, L.P.

Clinton Retail Opportunity Partnership, L.P.